EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Health Systems Solutions, Inc. on Form SB-2 of our report dated March 6, 2007, relating to the financial statements of Health Systems Solutions, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005. We also consent to the use of our audit report dated June 12, 2006, relating to the financial statements of VantaHealth Technologies, LLC as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and to the use of our audit report dated August 18, 2006, relating to the financial statements of Carekeeper Software, Inc. as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, NY
May 4, 2007